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Exhibit 11
Statement re: computation of earnings per share


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)

                                              Nine Months Ended    September 30,
                                                    2000               1999
                                                ------------      -------------
                                                          (Unaudited)

Net loss from continuing operations             $    169,661      $      56,086
                                                ============      =============
Net loss attributable to common stockholders    $    181,388      $      86,681
                                                ============      =============
Weighted average shares of common stock
outstanding used in computing basic and
diluted net loss per share attributable
to common stockholders                                29,704             18,287
                                                ============      =============

Basic and diluted net loss per share
attributable to common stockholders             $      (6.11)     $       (4.74)
                                                ============      =============

Shares of common stock used in computing
pro forma basic and diluted net loss per share                           22,510
                                                                  =============

Pro forma basic and diluted net loss per share                    $       (3.85)
                                                                  =============